Exhibit 10.25

LEASE EXTENSION AND MODIFICATION AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF NOVEMBER 8, 2021

BETWEEN

REDSTONE ENTERPRISES LTD.

(the “Landlord”)

AND

D-WAVE SYSTEMS INC.

(the “Tenant”)

WHEREAS:

A.

By a Lease dated July 25, 2012 (the “Lease”) between 0727219 B.C. Ltd. and PCI Beta Holdings Inc., as further assigned to PCI Canada Way Limited Partnership (the “Original Landlord”) and Tenant, the Original Landlord demised unto the Tenant, for and during a period of Ten (10) years commencing on July 1, 2013 and ending on June 30, 2023 (the “Term”), that certain land described as parcel identifier 003-021-700, lot 48, district lot 70, Group 1, New Westminster District Plan 62014 and the building designated as 3033 Beta Ave, Burnaby, British Columbia (the “Premises”), comprising approximately 42,281 square feet of rentable area, as more particularly described in the Lease;

B.

By an Amendment of Lease dated October 11, 2012 (the “First Modification”) between the Original Landlord and the Tenant, the parties agreed to amend Section 4.2 of the Lease, as more particularly described in the First Modification;

C.	The Lease and the First Modification, collectively will be referred to herein, as the “Lease”;

D.	The Landlord is the successor in interest to the Original Landlord; and

E.	The Landlord and the Tenant have agreed to extend the Term and amend the terms of the Lease in the manner set out herein (the “Agreement”).

THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.	For the purposes of this Agreement and unless there is a definition specifically herein contained, any words, terms or phrases that are defined in the Lease shall have the same meaning herein.

2.

Extended Term: The Landlord and the Tenant hereby agree to extend the Term of the Lease by Ten (10) years and Six (6) months, commencing on July 1, 2023 and ending on December 31, 2033 (the “Extended Term”), on and subject to the terms of the Lease, except as amended herein.

3.	Lease Amendments: Notwithstanding the above, the parties acknowledge and agree that effective as of January 1, 2022 (the “Effective Date”) the Lease is hereby amended to provide as follows:

(a)	Section 1.1 (I) of the Lease is deleted in its entirety and replaced with the following:

“(I) “Term” means the term commencing on the 1st day of July, 2013 (“Commencement Date”) and as further extended expiring on the 31st day of December, 2033 subject to Section 2.2”

(b)	Section 2.2 of the Lease is deleted in its entirety and replaced with the following:

“Section 2.2 Extension

Provided that the Tenant is not then in breach of the Lease beyond any applicable cure period, and the Tenant is D-Wave Systems Inc. or a person who is a permitted transferee following a Transfer or Permitted Transfer under Article 7 of the Lease, the Tenant shall have one (1) option to extend the Lease with respect to the Premises for a Five (5) year period (the “Extended Term”) on the same terms and conditions set out in the Lease, save only for the Basic Rent, any free rent, Landlord’s Work, or other Tenant inducements and this option to extend. The Basic Rent and tenant improvement allowance during the Extended Term will be at fair market rates taking into account all economic factors (excluding the value of any improvements paid for by the Tenant) as agreed upon between the parties, and failing such agreement, as determined by a single arbitrator pursuant to the British Columbia Commercial Arbitration Act. To exercise this right, the Tenant shall give written notice to the Landlord no later than twelve (12) months prior to the expiry of the Term, otherwise the option to extend shall be deemed waived.”

(c)	Section 2.3 of the Lease is deleted in its entirety and no longer in force and effect.

(d)	Section 3.2 (a) and (b) of the Lease shall be deleted in its entirety and replaced with the following:

“

Time Period	Per Sq. Ft Per Annum	Per Annum	Monthly Installments
From July 1, 2013 up to and including June 30, 2018	$17.50	$739,917.50	$61,659.79
From July 1, 2018 up to and including December 31, 2021	$19.50	$824,479.50	$68,706.63
From January 1, 2022 up to and including December 31, 2022	$21.00	$887,901.00	$73,991.75

From January 1, 2023 up to and including December 31, 2023	$22.00	$930,182.00	$77,515.17
From January 1, 2024 up to and including December 31, 2024	$23.00	$972,463.00	$81,038.58
From January 1, 2025 up to and including December 31, 2025	$24.00	$1,014,744.00	$84,562.00
From January 1, 2026 up to and including December 31, 2026	$25.00	$1,057,025.00	$88,085.42
From January 1, 2027 up to and including December 31, 2027	$26.00	$1,099,306.00	$91,608.83
From January 1, 2028 up to and including December 31, 2028	$27.00	$1,141,587.00	$95,132.25
From January 1, 2029 up to and including December 31, 2029	$28.00	$1,183,868.00	$98,655.67
From January 1, 2030 up to and including December 31, 2030	$29.00	$1,226,149.00	$102,179.08
From January 1, 2031 up to and including December 31, 2031	$30.00	$1,268,430.00	$105,702.50
From January 1, 2032 up to and including December 31, 2032	$31.00	$1,310,711.00	$109,225.92
From January 1, 2033 up to and including December 31, 2033	$32.00	$1,352,992.00	$112,749.33

For greater certainty, the Tenant shall also pay all Operating Costs and Realty Taxes and any and all other amounts due as required, in accordance with the Lease, throughout the Term.

(e)	Section 3.3 (a) of the Lease shall be deleted in its entirety and replaced with the following:

“(a) Throughout the Term, the Tenant shall pay to the Landlord monthly instalments on account of Operating Costs, plus applicable taxes. 120 days prior to the end of each fiscal year, the Tenant may approach the Landlord to make any commercial reasonable suggestions to the Operating Costs budget for the upcoming year. The Landlord acting reasonably, will consider the Tenant’s suggestions when preparing the upcoming years Operating Costs budget.”

(f)	Section 4.2 of the Lease shall be deleted in its entirety and replaced with the following:

“Section 4.2 Parking

The Tenant will use and pay for all 79 outdoor parking spaces on the Lands at the monthly rental rate of $75.00 per stall plus applicable taxes, which may be adjusted annually by the Landlord by 3%.”

4.

Additional Tenant Improvement Allowance: Upon signature of this Agreement, if and so long as the Conditions of Advance set out below are satisfied, the Landlord shall provide, as an inducement to enter into this Agreement, a tenant improvement allowance (the “Tenant Improvement Allowance”), in the following amount and upon the following terms and conditions:

Amount:	$36.00 per square foot of Rentable Area of the Premises, plus applicable taxes, to be fully utilised by December 31, 2024.
Payment Date:	Within Thirty (30) business days after the date that all of the Conditions of Advance have been completed or satisfied.
Payment Method:	Direct payment to the Tenant or the Tenant’s contractors, at the Tenant’s option.

Conditions of Advance:

1.	The Lease Extension and Modification Agreement has been executed and delivered by the Tenant in form acceptable to the Landlord, and the Tenant is not in default thereof.

2.	All necessary permits and approvals for all aspects of the Tenant’s Work have been obtained.

3.

The Tenant has provided the Landlord with an invoice for the Tenant Improvement Allowance which includes its current and valid tax registration number(s) and all necessary breakdowns and backup information as reasonably required by the Landlord.

4.

The Tenant has completed all the Tenant’s Work or a portion of the Tenant’s Work outlined in the invoice in strict accordance with the requirements of the Lease and the plans and specifications approved by the Landlord.

5.	There are no liens, claims or charges outstanding with respect to the Tenant’s Work and sufficient evidence thereof is provided to the Landlord.

6.

If the payment is being made directly to the Tenant, the Tenant has executed and delivered a statutory declaration of a senior officer as to the actual cost of The Tenant’s Work and confirming the payment thereof in full.

The Tenant Improvement Allowance shall be subject to deduction of any amounts then owing by the Tenant to the Landlord. The Landlord shall be entitled to withhold a portion of the amount to be advanced by it in order to comply with the provisions of the Construction Lien Act of the Province in which the Building is situated, or similar legislation or any worker’s compensation or occupational health and safety legislation and shall advance such withheld portion to the Tenant when evidence of payment and compliance are presented to the Landlord or at the expiration of the lien period so long as it has received no notice of a claim for lien. If notice of a claim for lien has been received by the Landlord referable to the Tenant’s Work prior to payment of the amounts to be paid to the Tenant or the Tenant’s contractors, the Landlord shall be entitled to withhold payment until such claim for lien has been completely vacated.

The Tenant Improvement Allowance may be used for non-standard leasehold improvements, any specific equipment required for the operation of the Tenant’s business, and costs related to repairing existing equipment on the Premises. Any non-standard leasehold improvements or building control systems must be completed by the Landlord’s approved contractors for the Building.

5.

Save and except for any of the Landlord’s obligations to maintain and repair the Premises, as set out in the Lease, the Tenant acknowledges that the Landlord is leasing the Premises to the Tenant on an “as is” basis, and that the Landlord has no obligation to provide any tenant improvement allowance, free rent or other inducement to the Tenant or otherwise with respect to the Extended Term of the Lease provided for in this Agreement save for the terms outlined in the Lease or this Agreement.

6.	The parties confirm and ratify the terms and conditions contained in the Lease as amended by this Agreement.

7.

This Agreement will, from the date of this Agreement, be read and construed together with the Lease, and this Agreement, as amended hereby, shall continue in full force and effect for the remainder of the Term of the Lease in accordance with the terms thereof and hereof.

8.	This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties.

9.

This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document.

10.	The parties acknowledge that the Landlord is holding a Deposit in the amount of $203,115.33 and shall continue to hold the Deposit throughout the Extended Term.

11.	Time is of the essence in this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

REDSTONE ENTERPRISES LTD. (Landlord)

By:	/s/ Ali Nanji
Name:	Ali Nanji
Title:	President

By:	/s/ Holly Kingan
Name:	Holly kingan
Title:	Director of Leasing

D-WAVE SYSTEMS INC. (Tenant)

By:	/s/ John M. Markovich
Authorized Signatory for and on behalf of D-Wave Systems Inc.
Name:	John M. Markovich
Title:	CFO